Exhibit 99.1

News Release

Contacts:	Media – Joseph F. Ailinger Jr.	Analysts – Andy Clark
	(617) 722-7571	(412) 234-4633
	ailinger.jf@mellon.com	clark.aj@mellon.com

MELLON COMPLETES ACQUISITION OF PARAGON ASSET MANAGEMENT

BOSTON and LAS VEGAS, September 30, 2004 - Mellon Financial Corporation has completed its previously announced acquisition of Paragon Asset Management Company, a privately held, Las Vegas area-based investment management firm, specializing in meeting the needs of high-net-worth individuals, corporations and local municipalities. Terms of the deal, first announced on July 12, were not disclosed.

Paragon, which adds roughly $600 million in client assets to Mellon, is one of three acquisitions announced by Mellon’s Private Wealth Management group this year. Mellon announced an agreement to acquire Rhode Island-based Providence Group Investment Advisory Company on September 7, and acquired Seattle-based Safeco Trust Company in April.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has more than $3.6 trillion in assets under management, administration or custody, including more than $675 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. More about Mellon is available at www.mellon.com <http://www.mellon.com>.

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